Exhibit 4.1

CORNING INCORPORATED

0.698% Notes due 2024

0.992% Notes due 2027

1.583% Notes due 2037

Officers’ Certificate

Pursuant to the Indenture, dated as of November 8, 2000 (the “Indenture”), as supplemented, between Corning Incorporated (the “Company”) and The Bank of New York Mellon Trust Company, N.A. (successor to JPMorgan Chase Bank, N.A., formerly The Chase Manhattan Bank), as Trustee (the “Trustee”), and resolutions duly adopted by the Board of Directors of the Company at a meeting of the Board of Directors duly called and held on April 27, 2017, at which a quorum was present in person or by teleconference and acting throughout (the “Resolutions”), this Officers’ Certificate is being delivered to the Trustee to establish the terms of three series (each, a “Series”) of Securities in accordance with Section 301 of the Indenture and to establish the form of the Securities of such series in accordance with Section 201 of the Indenture.

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

A. Establishment of Series pursuant to Section 301 of Indenture.

There is hereby established pursuant to Section 301 of the Indenture three series of Securities which shall have the following terms:

1. One series of Securities shall bear the title “0.698% Notes due 2024” (the “2024 Notes”), the second series of Securities shall bear the title “0.992% Notes due 2027” (the “2027 Notes”) and the third series of Securities shall bear the title “1.583% Notes due 2037” (the “2037 Notes” and, together with the 2024 Notes and the 2027 Notes, the “Notes”).

2. The aggregate principal amount of Notes to be issued pursuant to this Officers’ Certificate shall be initially limited to ¥21,000,000,000 for the 2024 Notes, ¥47,000,000,000 for the 2027 Notes, and ¥10,000,000,000 for the 2037 Notes (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 306, 906 or 1107 of the Indenture and except for any Notes which, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered thereunder). The Company may from time to time, without consent of the existing Holders, create and issue additional Notes of a Series (the “Additional Notes”) having the same terms and conditions as the Notes of such Series in all respects, except for the issue date, issue price and, under some circumstances, the first payment of interest thereon. Such Additional Notes, at the Company’s determination and in accordance with the provisions of the Indenture, will be consolidated with and form a single series with the previously outstanding Notes of such Series for U.S. federal income tax purposes and for all purposes under the Indenture, including, without limitation, amendments, waivers and redemptions. The aggregate principal amount of the Additional Notes, if any, shall be unlimited.

3. Interest will be payable to the Person in whose name a Note is registered at the close of business on the Regular Record Date (as defined below) next preceding each Interest Payment Date (as defined below); provided, however, that interest payable on the respective Stated Maturity of the Notes shall be payable to the Person to whom principal shall be payable.

4. The date on which the principal of the Notes is due and payable shall be August 9, 2024 for the 2024 Notes, August 10, 2027 for the 2027 Notes and August 10, 2037 for the 2037 Notes.

5. The 2024 Notes shall bear interest at the rate of 0.698% per annum (based upon a 360-day year consisting of twelve 30-day months), the 2027 Notes shall bear interest at the rate of 0.992% per annum (based upon a 360-day year consisting of twelve 30-day months), and the 2037 Notes shall bear interest at the rate of 1.583% per annum (based upon a 360-day year consisting of twelve 30-day months). Interest on the 2024 Notes shall be paid on February 9 and August 9 of each year (each a “2024 Interest Payment Date”), commencing on February 9, 2018, until the principal thereof is paid or made available for payment. The 2024 Notes shall bear interest from and including August 10, 2017, or from and including the most recent 2024 Interest Payment Date to which interest has been paid or duly provided for. For the 2024 Notes, each January 26 or July 26 (whether or not a Business Day), as the case may be, next preceding a 2024 Interest Payment Date shall be the “Regular Record Date” for the interest payable on such 2024 Interest Payment Date. Interest on the 2027 Notes shall be paid on February 10 and August 10 of each year (each a “2027 Interest Payment Date”), commencing on February 10, 2018, until the principal thereof is paid or made available for payment. The 2027 Notes shall bear interest from and including August 10, 2017, or from and including the most recent 2027 Interest Payment Date to which interest has been paid or duly provided for. For the 2027 Notes, each January 27 or July 27 (whether or not a Business Day), as the case may be, next preceding a 2027 Interest Payment Date shall be the “Regular Record Date” for the interest payable on such 2027 Interest Payment Date. Interest on the 2037 Notes shall be paid on February 10 and August 10 of each year (each a “2037 Interest Payment Date” and, together with the 2027 Interest Payment Dates and the 2037 Interest Payment Dates, each such date an “Interest Payment Date”), commencing on February 10, 2018, until the principal thereof is paid or made available for payment. The 2037 Notes shall bear interest from and including August 10, 2017, or from and including the most recent 2037 Interest Payment Date to which interest has been paid or duly provided for. For the 2037 Notes, each January 27 or July 27 (whether or not a Business Day), as the case may be, next preceding a 2037 Interest Payment Date shall be the “Regular Record Date” for the interest payable on such 2037 Interest Payment Date.

6. Except as provided in paragraph 7 of this Officers’ Certificate, all payments of the principal of, premium (if any), and interest and Additional Amounts (as defined below), on the Notes, will be payable in Japanese yen. The manner of determining the equivalent thereof in the currency of the United States for any purpose, including for the purposes of applying the definition of “Outstanding” in Section 101 of the Indenture, shall be based on the Market Exchange Rate (as defined below).

7. If Japanese yen is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond its control, then all payments in respect of the Notes will be made in U.S. dollars until Japanese yen is again available to the Company. In such circumstances, the amount payable on any date in Japanese yen will be converted to U.S. dollars on the basis of the Market Exchange Rate on the second business day before the date that payment is due, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate on or before the date that payment is due. Any payment in respect of the Notes so made in U.S. dollars will not constitute an Event of Default under the Indenture. Neither the Trustee nor the Paying Agent will be responsible for obtaining exchange rates, effecting conversions or otherwise handling re-denominations. “Market Exchange Rate” means the noon buying rate in The City of New York for cable transfers of Japanese yen as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

8. The Notes will be issued only in minimum denominations of ¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof.

9. Principal of and interest on the Notes will initially be payable to The Bank of New York Mellon, London Branch, as paying agent for the Notes (the “Paying Agent”). Except as provided in Section 305 of the Indenture (as modified below by this Officers’ Certificate) with respect to any Global Security, the transfer of the Notes will initially be registrable and Notes will be exchangeable for Notes bearing identical terms and provisions at the corporate trust office of The Bank of New York Mellon Trust Company, N.A., in the Borough of Manhattan, The City of New York.

10. Except as provided in paragraph 15, the Company shall not be obligated to redeem or purchase any Notes pursuant to any sinking fund or analogous provisions or at the option of any Holder.

11. Each series of Notes will be issued in the form of one or more global securities, in definitive, fully registered form without interest coupons (each, a “Global Security”). Each Global Security will be deposited with, and initially registered in the name of a nominee of The Bank of New York Mellon, London Branch, as common depositary (the “Depositary”) for Euroclear Bank SA/NV and Clearstream Banking S.A. The Bank of New York Mellon, London Branch, will be the Depositary (as defined in the Indenture).

12. For the purposes of Section 113 of the Indenture, the term “Place of Payment” shall be deemed to refer to Tokyo, London and New York City.

13. Solely with respect to the Notes, Section 305 of the Indenture shall be replaced in its entirety with the following:

SECTION 305. REGISTRATION, REGISTRATION OF TRANSFER AND EXCHANGE.

The Company shall cause to be kept at the Corporate Trust Office of the Trustee a register (the register maintained in such office and in any other office or agency of the Company in a Place of Payment being herein sometimes collectively referred to as the “Security Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Securities and of transfers of Securities. The Trustee is hereby appointed “Security Registrar” for the purpose of registering Securities and transfers of Securities as herein provided.

Upon surrender for registration of transfer of any Security of a series at the office or agency of the Company in a Place of Payment for that series, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Securities of the same series, of any authorized denominations and of like tenor and aggregate principal amount.

At the option of the Holder, Securities of any series may be exchanged for other Securities of the same series, of any authorized denominations and of like tenor and aggregate principal amount, upon surrender of the Securities to be exchanged at such office or agency. Whenever any Securities are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the Securities which the Holder making the exchange is entitled to receive.

All Securities issued upon any registration of transfer or exchange of Securities shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Securities surrendered upon such registration of transfer or exchange.

Every Security presented or surrendered for registration of transfer or for exchange shall (if so required by the Company or the Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed, by the Holder thereof or his attorney duly authorized in writing.

No service charge shall be made for any registration of transfer or exchange of Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Securities, other than exchanges pursuant to Section 304, 906 or 1107 not involving any transfer.

If the Securities of any series (or of any series and specified tenor) are to be redeemed in part, the Company shall not be required (A) to issue, register the transfer of or exchange any Securities of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of any such Securities selected for redemption under Section 1103 and ending at the close of business on the day of such mailing, or (B) to register the transfer of or exchange any Security so selected for redemption in whole or in part, except the unredeemed portion of any Security being redeemed in part.

The provisions of Clauses (1), (2), (3) and (4) below shall apply only to Global Securities:

(1) Each Global Security authenticated under this Indenture shall be registered in the name of the Depositary designated for such Global Security or a nominee thereof and delivered to such Depositary or a nominee thereof or custodian therefor, and each such Global Security shall constitute a single Security for all purposes of this Indenture.

(2) Notwithstanding any other provision in this Indenture, and subject to such applicable provisions, if any, as may be specified as contemplated by Section 301, no Global Security may be exchanged in whole or in part for Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or a nominee thereof unless (A) such Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security or (B) there shall have occurred and be continuing an Event of Default with respect to such Global Security or (C) the Company has executed and delivered to the Trustee a Company Order stating that such Global Security shall be exchanged in whole for Securities that are not Global Securities (in which case such exchange shall promptly be effected by the Trustee). If the Company receives a notice of the kind specified in Clause (A) above or has delivered a Company Order of the kind specified in Clause (C) above, it may, in its sole discretion, designate a successor Depositary for such Global Security within 60 days after receiving such notice or delivery of such order, as the case may be. If the Company designates a successor Depositary as aforesaid, such Global Security shall promptly be exchanged in whole for one or more other Global Securities registered in the name of the successor Depositary, whereupon such designated successor shall be the Depositary for such successor Global Security or Global Securities and the provisions of Clauses (1), (2), (3) and (4) of this Section shall continue to apply thereto.

(3) Subject to Clause (2) above and to such applicable provisions, if any, as may be specified as contemplated by Section 301, any exchange of a Global Security for other Securities may be made in whole or in part, and all Securities issued in exchange for a Global Security or any portion thereof shall be registered in such names as the Depositary for such Global Security shall direct.

(4) Every Security authenticated and delivered upon registration of, transfer of, or in exchange for or in lieu of, a Global Security or any portion thereof, whether pursuant to this Section, Section 304, 306, 906 or 1107 or otherwise, shall be authenticated and delivered in the form of, and shall be, a Global Security, unless such Security is registered in the name of a Person other than the Depositary for such Global Security or a nominee thereof.

14. In addition to the provisions set forth in Article Ten of the Indenture, the following additional provision shall apply to the Notes and shall be incorporated into the Indenture with respect to the Notes:

SECTION 1011. PAYMENT OF ADDITIONAL AMOUNTS.

All payments of principal and interest in respect of the Notes will be made free and clear of, and without deduction or withholding for or on account of any present or future taxes, duties, assessments or other governmental charges of whatsoever nature required to be deducted or withheld by the United States or any political subdivision or taxing authority of or in the United States, unless such withholding or deduction is required by law. In the event any withholding or deduction on payments in respect of the Notes for or on account of any present or future tax, assessment or other governmental charge is required to be deducted or withheld by the United States or any taxing authority thereof or therein, the Company will pay such additional amounts (the “Additional Amounts”) on the Notes as will result in receipt by each beneficial owner of a Note that is not a U.S. Person (as defined below) of such amounts (after all such withholding or deduction, including on any additional amounts) as would have been received by such beneficial owner had no such withholding or deduction been required. The Company will not be required, however, to make any payment of Additional Amounts for or on account of:

(1) any tax, assessment or other governmental charge that would not have been imposed but for (A) the existence of any present or former connection (other than a connection arising solely from the ownership of those Notes or the receipt of payments in respect of those Notes) between that holder (or the beneficial owner for whose benefit such holder holds such Note), or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, that holder or beneficial owner (if that holder or beneficial owner is an estate, trust, partnership or corporation) and the United States, including that holder or beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or having had a permanent establishment in the United States or (B) the presentation of a Note for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for;

(2) any estate, inheritance, gift, sales, transfer, capital gains, excise, personal property, wealth or similar tax, assessment or other governmental charge;

(3) any tax, assessment or other governmental charge imposed on foreign personal holding company income or by reason of the beneficial owner’s past or present status as a passive foreign investment company, a controlled foreign corporation, a foreign tax exempt organization or a personal holding company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

(4) any tax, assessment or other governmental charge which is payable otherwise than by withholding or deducting from payment of principal of or premium, if any, or interest on such Notes;

(5) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note if that payment can be made without withholding by any other paying agent;

(6) any tax, assessment or other governmental charge which would not have been imposed but for the failure of a beneficial owner or any holder of Notes to comply with the Company’s request or a request of the Company’s agent to satisfy certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the beneficial owner or any holder of the Notes that such beneficial owner or holder is legally able to deliver (including, but not limited to, the requirement to provide Internal Revenue Service Forms W-8BEN, W-8BEN-E, Forms W-8ECI, or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty);

(7) any tax, assessment or other governmental charge imposed on interest received by (A) a 10% shareholder (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations that may be promulgated thereunder) of the Company or (B) a controlled foreign corporation that is related to the Company within the meaning of Section 864(d)(4) of the Code, or (C) a bank receiving interest described in Section 881(c)(3)(A) of the Code, to the extent such tax, assessment or other governmental charge would not have been imposed but for the beneficial owner’s status as described in sub-clauses (A) through (C) of this clause (7);

(8) any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(9) any tax, assessment or other governmental charge required to be withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections) (“FATCA”), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith; or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA; or

(10) any combination of items (1), (2), (3), (4), (5), (6), (7), (8) and (9); nor will the Company pay any Additional Amounts to any beneficial owner or holder of Notes who is a fiduciary or partnership to the extent that a beneficiary or settlor with respect to that fiduciary or a member of that partnership or a beneficial owner thereof would not have been entitled to the payment of those additional amounts had that beneficiary, settlor, member or beneficial owner been the beneficial owner of those Notes.

As used in this Section 1011, “U.S. Person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable U.S. Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

If the Company will be obligated to pay Additional Amounts with respect to the Notes, at least 30 days prior to the date of such payment, the Company will deliver to the Trustee and the Paying Agent an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay such Additional Amounts on the relevant payment date (unless such obligation to pay Additional Amounts arises, or the Company becomes aware of such obligation, less than 45 days prior to the relevant payment date, in which case the Company may deliver such Officers’ Certificate as promptly as practicable after the date that is 30 days prior to the payment date). The Trustee and the Paying Agent will be entitled to rely solely on such Officers’ Certificate as conclusive proof that such payments are necessary.

15. If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after August 4, 2017, the Company determines, based upon its receipt of a written opinion of independent counsel selected by the Company, that the Company will become obligated to pay Additional Amounts with respect to the Notes, then the Company may at its option redeem, in whole, but not in part, the Notes on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid on those Notes to the date fixed for redemption.

16. The Notes shall be defeasible pursuant to Section 1302 or 1303 of the Indenture, provided that, for purposes of Sections 1304 and 1305 of the Indenture, references to “U.S. Government Obligations” shall be replaced with Japanese Government Obligations. “Japanese Government Obligations” means (x) any security that is (i) a direct obligation of the Japanese government or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the Japanese government the payment of which is fully and unconditionally guaranteed by the Japanese government or the central bank of the Japanese Government, which, in either case (x)(i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) certificates, depositary receipts issued by a bank as custodian, or other instruments which evidence a direct ownership interest in obligations described in clause (x)(i) or (x)(ii) above or in any specific principal or interest payments due in respect thereof, provided that, in the case of depositary receipts (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of such obligation or the specific payment of principal or interest evidenced by such depositary receipt.

17. Each of the 2024 Notes, the 2027 Notes and the 2037 Notes shall have such other terms and provisions as are provided in their respective forms attached hereto as Exhibit A, B, and C, respectively.

B. Establishment of Note Form Pursuant to Section 201 of Indenture.

It is hereby established pursuant to Section 201 of the Indenture that the Global Securities representing the 2024 Notes, the 2027 Notes and the 2037 Notes shall be substantially in the forms attached hereto as Exhibits A, B and C, respectively.

C. Other Matters.

Attached as Exhibit D hereto are true and correct copies of the Resolutions; such Resolutions have not been further amended, modified or rescinded and remain in full force and effect; and such Resolutions, together with this Officers’ Certificate, are the only resolutions, approval or other action adopted by the Company’s Board of Directors, or any committee thereof or by any Authorized Officers relating to the offering and sale of the Notes.

The undersigned Linda E. Jolly and Stephen C. Propper, respectively, being Authorized Officers as defined in the Resolutions, each certifies that she or he has approved the terms of the Notes as set forth in this Officers’ Certificate, all in accordance with the authority of such officer pursuant to such Resolutions.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 10th day of August, 2017.

/s/ Linda E. Jolly
Name: Linda E. Jolly
Title: Vice President and Corporate Secretary

/s/ Stephen C. Propper
Name: Stephen C. Propper
Title: Assistant Treasurer